Exhibit 10.1

June 19, 2017

Timothy C. Huffmyer

Dear Tim:

On behalf of Smith Micro Software, it is a pleasure to extend to you an offer of employment as a Chief Financial Officer. If you accept this offer, you will begin work on June 19, 2017 and report to William Smith, President and Chief Executive Officer.

•	This is a full-time, exempt position with a salary of $9,972 per semi-monthly pay period, or when annualized $235,000 per year.
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You will be eligible to participate in the Corporate Bonus program for an annual amount of $100,000, which is paid quarterly based upon the corporation's achievement of set goals for revenue and operating income.

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As a part of your compensation package, the Compensation Committee has approved the grant of 50,000 fully vested shares of Smith Micro Software, Inc. Stock to be issued to you as of the beginning of your full-time employment. Details of your grant and the Stock Option Agreement will be provided to you after employment commences.

Also, in accordance with the Smith Micro Employee Handbook, you will receive our standard benefits package, including vacation and sick time, as well as medical, dental, vision, short-term disability, long-term disability and life insurance coverage. You will be eligible to participate in the 401(k) and Section 125 (Flexible Spending Account) plans. Your eligibility for some benefits may be subject to the successful completion of the 90-day introductory period. Note that the precise benefits provided by the company may change over time, at the company's discretion. You will be notified of any changes no later than the date they become effective.

This offer of employment is not for any definite period of time and all employment with the Company is "at-will." This means that it can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This "at-will" nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company's Chief Executive Officer.

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	As authorized by you, the completion of a background check with satisfactory results.
•	As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence

Smith Micro Software, Inc. 151 Columbia. Aliso Viejo, CA 92656, USA I phone 949.362.5800 I fax: 949.296.0604 I www.smithmicro.com

Exhibit 10.1

working for the Company. Please let me know if you need a list of acceptable INS Form 1-9 documentation.

•	Your signed agreement to, and ongoing compliance with, the terms of our standard Employee Proprietary Information and Inventions Agreement without modification.
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Your return of the enclosed copy of this letter, after being signed by you without modification, as instructed no later than June 19, 2017 after which time this offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any preexisting contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by any company or entity.

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the Chief Executive Officer of the Company.

We look forward to you accepting this offer and a mutually rewarding relationship. As with any important decision, you should rely on your own independent investigation and judgment concerning the Company and its future prospects.

To indicate your acceptance of this offer, please date and sign in the space below. Please contact me with any questions. You should bring your INS Form 1-9 required identification, and proof of authorization to work with you on your first day.

We at Smith Micro look forward to working with you.
Sincerely,

/s/ Angel Hermes

Angel Hermes

Director, Human Resources

I accept this offer of employment as outlined above:

/s/ Timothy HuffmyerJune 19, 2017

Timothy Huffmyer Date

Smith Micro Software, Inc. 151 Columbia. Aliso Viejo, CA 92656, USA I phone 949.362.5800 I fax: 949.296.0604 I www.smithmicro.com